EXHIBIT 11



                           IRON MOUNTAIN INCORPORATED
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                   (Amounts in Thousands except Per Share Data)



                                                    Three Months Ended     Nine Months Ended
                                                      September 30,          September 30,
                                                 ----------------------------------------------
                                                    1995        1996       1995        1996
                                                 ----------------------------------------------
Net income (loss) applicable to
  common stockholders                            $  (822)    $   --    $ (1,355)    $   417
                                                 =======     ======    ========     =======

Weighted Average Shares:

  Common Stock - Voting                               --      9,627          --      8,538
  Common Stock - Non-voting                           --        500          --        443
  Class A Common Stock                                45         --          36          5
  Series A1 Preferred Stock                          987         --         987         15
  Series A2 Preferred Stock                        1,935         --       1,953        219
  Series A3 Preferred Stock                           --         --          --         97
  Series C   Preferred Stock                       4,810         --       4,810        544
                                                 -------     ------    --------     ------

Weighted average shares outstanding                7,777     10,127       7,786      9,861

Dilutive effect of stock options
  considered common stock equivalents
  computed under the treasury stock
  method using the average price                     --         378          --        240
                                                 -------     ------    --------     ------

Weighted average common and common
  equivalent shares outstanding                   7,777      10,505       7,786     10,101
                                                 =======     ======    ========     =======

Net income (loss) per common and
  common equivalent share                        $(0.11)     $ 0.00    $  (0.17)    $  0.04
                                                 =======     ======    ========     =======
